Exhibit 99.1

pingtan marine enterprise Reports FINANCIAL RESULTS

for the SECOND quarter and Six Months ended JUNE 30, 2019

Company to Hold Conference Call on Monday, August 12, 2019, at 8:30 AM ET

FUZHOU, China, August 9, 2019 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME) (“Pingtan” or the “Company”), a global fishing company based in the People’s Republic of China (PRC), today announced financial results for its second quarter and six months ended June 30, 2019.

Second Quarter 2019 Financial Highlights (all results are compared to prior year period)

●	Revenue increased by 87.1% to $25.5 million from $13.6 million

●	Gross profit increased by 33.2% to $9.3 million from $7.0 million

●	Net income increased by 50.9% to $5.0 million from net income of $3.3 million

●	Net income attributable to owners of the Company was $4.6 million, or $0.06 per basic and diluted share, compared to net income attributable to owners of the Company of $2.9 million, or $0.04 per basic and diluted share

Management Comments

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented, “In the second quarter of 2019, we continued to achieve overall favorable operational and financial performance. While we target at organized implementation of fishing fleet maintenance and vessel modification and rebuilding projects, the Company is also actively exploring for other available fishing areas in international waters. The Company’s management is currently focusing on accelerating the modification and rebuilding projects of 31 vessels, in particular: 15 light luring seine fishing vessels, 15 squid jigging vessels and 1 transport vessel. Among these rebuilt new vessels, 8 fishing vessels and 1 transport vessel are expected to be put into operation in the near future; 16 fishing vessels are in the process of modification and rebuilding; and the remaining 6 fishing vessels were approved in June by the Ministry of Agriculture and Rural Affairs and will soon start the modification and rebuilding projects. Upon completion, the 6 fishing vessels are allowed to operate in the international waters of the Indian Ocean. With these rebuilt kiloton new vessels being gradually put into operation, we believe the Company will see the operational and financial results of these vessels in subsequent quarters.”

Pingtan Marine Enterprise, Ltd. August 9, 2019	Page 2

Factors Affecting Pingtan’s Results of Operations

As previously disclosed, in early December 2014, the Indonesian government introduced a six-month moratorium on issuing new fishing licenses and renewals so that the country’s Ministry of Maritime Affairs and Fisheries (“MMAF”) could combat illegal fishing and rectify ocean fishing order. In February 2015, the Company ceased all fishing operations in Indonesia. During the moratorium, the Company was informed that fishing licenses of 4 vessels operated through PT Avona and the business license of PT Dwikarya were revoked. PT Avona and PT Dwikarya are two local entities through which the Company conducts business in Indonesia. As a result of the above and because license renewal is prohibited due to the general moratorium, all local fishing licenses of the Company’s vessels in Indonesia are presently inactive.

In November 2015, the Indonesian government announced that the moratorium had concluded; however, the MMAF has neither implemented new fishing policies nor resumed the license renewal process. The Company does not know when exactly licensing and renewal will resume. We have been paying close attention to any new trends in fishing policy and have been actively exploring other business operations and redeploying vessels to other locations. Since the Company previously derived a majority of its revenue from this area, this ban has caused a significant drop in production and we believe the Company’s financial results will continue to be adversely affected.

In September 2017, the Company was informed that the fishing licenses of 13 vessels deployed to the Indo-Pacific waters were suspended and the vessels were docked in the port by the Ministry of Agriculture and Fisheries (“MAF”) of the Democratic Republic of Timor-Leste. The MAF alleged and investigated whether false statements were made by the Company during the licensing process and the vessels were simultaneously registered in Indonesia.  The Company disputed these allegations and the government of Timor-Leste eventually agreed to release these vessels as no evidence was presented to support such allegations. The 13 vessels have returned to China for maintenance.

As of June 30, 2019, 12 of the Company’s 141 vessels were operating in the Bay of Bengal in India; 37 were operating in international waters and 19 of the 37 have returned to China due to fishing off season or routine maintenance; 13 have returned to China from the Democratic Republic of Timor-Leste due to the reason described above; 1 transport vessel has been completed and was waiting for operation in the forthcoming quarter; 31 vessels were in different stages of modification and rebuilding projects. The remaining 47 vessels were licensed by the Ministry of Agriculture and Rural Affairs of the People’s Republic of China to operate in the Arafura Sea in Indonesia, 16 of which returned to China for maintenance in the first half of 2019. The vessels in Indonesian waters, however, are not in operation because the licenses are currently inactive due to either the moratorium discussed above, the revocation of the fishery business license of the local entity through which the vessels operate, or, with respect to 4 vessels, the revocation of the local fishing licenses.

Second Quarter 2019 Selected Financial Highlights

($ in millions, except shares and per share) data )	Three Months ended June 30,
	2019	2018
	(UNAUDITED)	(UNAUDITED)
Revenue	$25.5	$13.6
Cost of Revenue	$16.2	$6.7
Gross Profit	$9.3	$7.0
Gross Margin	36.4%	51.1%
Net Income	$5.0	$3.3
Basic and Diluted Weighted Average Shares	79.1	79.1
EPS (in $)	$0.06	$0.04

Pingtan Marine Enterprise, Ltd. August 9, 2019	Page 3

Balance Sheet Highlights

($ in millions, except for book value per share)	6/30/2019	12/31/2018
	(UNAUDITED)	(AUDITED)
Cash and Cash Equivalents	$3.2	$2.0
Total Current Assets	$57.7	$15.5
Total Assets	$361.6	$247.0
Total Current Liabilities	$104.0	$73.1
Total Long-term Debt, net of current portion	$102.8	$22.3
Total Liabilities	$207.1	$95.4
Shareholders’ Equity	$154.5	$151.6
Total Liabilities and Shareholders’ Equity	$361.6	$247.0
Book Value Per Share (in $)	$1.95	$1.92

Consolidated Financial and Operating Review

Revenue

Revenue for the three months ended June 30, 2019 was $25.5 million, an increase of $11.9 million, or 87.1%, from $13.6 million for the same period in 2018. The increase in revenue is primarily attributable to more vessels in operation, which resulted in an increase in sales volume, and due to the different sales mix, average unit sale price decreased, as compared to the same period in 2018.

Sales volume increased by 151.0% to 15.4 million KG in the three months ended June 30, 2019 from 6.1 million KG in the same period of 2018. Due to different sales mix, however, average unit sale price decreased by 25.7% in the three months ended June 30, 2019, as compared to the three months ended June 30, 2018.

For the six months ended June 30, 2019, the Company’s revenues were $43.9 million compared to $24.5 million in the first half of 2018. The increase was primarily due to the same reasons described above, i.e. more vessels in operation.

Sales volumes increased by 140.1% to 24.2 million KG in the six months ended June 30, 2019 from 10.1 million KG in the same period of 2018. Average unit sale price decreased 25.1% in the six months ended June 30, 2019, as compared to the six months ended June 30, 2018.

Gross Margin

The Company’s gross margin was 36.4% for the three months ended June 30, 2019, compared to 51.1% in the prior year period. The decrease in gross margin for the three months ended June 30, 2019, as compared to the three months ended June 30, 2018, was primarily attributable to a drop of average unit sale price by 25.7% due to different catch mix delivered from the new fishing vessels that were deployed in different waters of high seas.

For the six months ended June 30, 2019, gross margin decreased to 30.4% from 51.3% in the same period of 2018. The decrease in gross margin for six months ended June 30, 2019, as compared to six months ended June 30, 2018, was primarily attributable to a drop of average unit sale price by 25.1% due to different catch mix delivered from the new fishing vessels that were deployed in different waters of high seas.

Pingtan Marine Enterprise, Ltd. August 9, 2019	Page 4

Selling Expenses

For the three months ended June 30, 2019, selling expenses were $0.5 million compared to $0.4 million in the prior year period. The increase was primarily attributable to the increase in insurance due to the different insured fishing vessel mix and increase in other miscellaneous selling expense, partially offset by the decrease in storage fees, shipping and handling fees, customs clearance charge and advertising expenses.

For the six months ended June 30, 2019, selling expenses were $1.2 million compared to $0.9 million in the same period of 2018. The increase was primarily due to the increase in other miscellaneous selling expense as a result of higher satellite communication fees and pilotage fees, increase in insurance due to the different insured fishing vessel mix, as well as an increase in storage fees, partially offset by a decrease in shipping and handling fees, customs clearance charges and advertising expenses.

General & Administrative Expenses

For the three months ended June 30, 2019, general and administrative expenses for the fishing business were $2.1 million, compared to $3.0 million in the prior year period, a decrease of 30%.

The decrease was primarily due to the decrease of $0.7 million in depreciation in relation to non-operating vessels as, upon launch of the vessel modification and rebuilding projects, the number of non-operating vessels decreased by 30 in the second quarter of 2019 as compared to the same period in 2018; compensation and related benefits and professional fees also showed a large drop of $0.6 million. The decrease was partially offset by the increase in impairment loss on vessels in the second quarter of 2019.

For the six months ended June 30, 2019, general and administrative expenses were $6.9 million compared to $6.1 million in the same period of 2018, an increase of 13.1%. The increase was primarily due to an impairment loss on vessels, which totaled $2.5 million for the six months ended June 30, 2019. The increase was partially offset by the big decrease in depreciation in relation to non-operating vessels, compensation and related benefits, and professional fees.

Net Income

Net income for the three months ended June 30, 2019 was $5.0 million, compared to net income of $3.3 million in the same period of 2018.

For the six months ended June 30, 2019, net income was $3.1 million, compared to $4.3 million in the prior year period. Due to the modification and rebuilding projects, a non-recurring non-cash impairment loss of $2.5 million was recorded for the six months ended June 30, 2019.

Pingtan Marine Enterprise, Ltd. August 9, 2019	Page 5

Net Income Attributable to Owners of the Company

Net income attributable to owners of the Company for the three months ended June 30, 2019 was $4.6 million, or $0.06 per basic and diluted share, compared to net income attributable to owners of the Company of $2.9 million, or $0.04 per basic and diluted share, in the same period of 2018.

For the six months ended June 30, 2019, net income attributable to owners of the Company was $2.7 million, or $0.03 per basic and diluted share, compared to net income attributable to owners of the Company of $3.8 million, or $0.05 per basic and diluted share, in the same period of 2018.

Conference Call Details

Pingtan also announced that it will discuss financial results in a conference call Monday, August 12, 2019 – 8:30 a.m. ET.

The dial-in numbers are:

Live Participant Dial-in (Toll Free):	+1 877-407-0310
Live Participant Dial-in (International):	+1 201-493-6786

To listen to the live webcast, please go to http://www.ptmarine.com and click on the conference call link at the top of the page, or go to: https://78449.themediaframe.com/dataconf/productusers/pme/mediaframe/31853/indexl.html. This webcast will be archived and accessible through the Company’s website for approximately 30 days following the call.

About Pingtan

Pingtan is a global fishing company engaging in ocean fishing through its subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Although forward-looking statements reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Risks include anticipated growth and growth strategies; need for additional capital and the availability of financing; locating or re-locating vessels in foreign waters and related license requirements; our ability to successfully manage relationships with customers, distributors and other important relationships; actions taken by government regulators, such as the Indonesian moratorium; technological changes; competition; demand for our products and services; the deterioration of general economic conditions, whether internationally, nationally or in the local markets in which we operate; legislative or regulatory changes that may adversely affect our business; operational, mechanical, climatic or other unanticipated issues that adversely affect the production capacity of the Company’s fishing vessels and their ability to generate expected annual revenue and net income; and other risk factors contained in Pingtan’s SEC filings available at www.sec.gov, including Pingtan’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

Pingtan Marine Enterprise, Ltd. August 9, 2019	Page 6

CONTACT:

Roy Yu

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

ryu@ptmarine.net

Maggie Li
Investor Relations Manager
Pingtan Marine Enterprise Ltd.
Tel: +86 591 8727 1753
mli@ptmarine.net

INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

Katherine Yao, Senior Associate

Tel: +86 10 5661 7012

kyao@equityny.com

Pingtan Marine Enterprise, Ltd. August 9, 2019	Page 7

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(IN U.S. DOLLARS)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018

REVENUE	$25,463,094	$13,606,170	$43,887,303	$24,490,438

COST OF REVENUE	16,196,280	6,650,634	30,539,838	11,934,350

GROSS PROFIT	9,266,814	6,955,536	13,347,465	12,556,088

OPERATING EXPENSES:
Selling	535,276	380,350	1,245,205	861,801
General and administrative	1,365,250	1,521,671	4,960,640	3,081,268
General and administrative - depreciation	749,056	1,479,214	1,971,217	3,045,233
Grant income	-	-	-	(1,052,112)
Loss (gain) on fixed assets disposal	166,152	(2,705)	166,152	2,178,750

Total Operating Expenses	2,815,734	3,378,530	8,343,214	8,114,940

INCOME FROM OPERATIONS	6,451,080	3,577,006	5,004,251	4,441,148

OTHER INCOME (EXPENSE):
Interest income	17,773	14,768	20,289	34,532
Interest expense	(1,598,082)	(195,309)	(2,127,247)	(657,568)
Foreign currency transaction (loss) gain	(139,715)	(407,777)	(49,631)	166,215
Gain from cost method investment	347,651	397,420	347,651	397,420
Loss on equity method investment	(271,227)	(50,164)	(381,843)	(61,115)
Other income (expense)	226,487	(685)	252,158	(685)

Total Other (Expense), net	(1,417,113)	(241,747)	(1,938,623)	(121,201)

INCOME BEFORE INCOME TAXES	5,033,967	3,335,259	3,065,628	4,319,947

INCOME TAXES	-	-	-	-

NET INCOME	$5,033,967	$3,335,259	$3,065,628	$4,319,947

LESS: NET INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	454,923	389,775	373,823	502,170

NET INCOME ATTRIBUTABLE TO OWNERS OF THE COMPANY	$4,579,044	$2,945,484	$2,691,805	$3,817,777

COMPREHENSIVE INCOME (LOSS):
NET INCOME	5,033,967	3,335,259	3,065,628	4,319,947
OTHER COMPREHENSIVE (LOSS) INCOME
Unrealized foreign currency translation loss	(3,066,793)	(7,654,890)	(167,444)	(2,050,982)
COMPREHENSIVE INCOME (LOSS)	$1,967,174	$(4,319,631)	$2,898,184	$2,268,965
LESS: COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	209,407	(222,538)	334,384	338,071
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO OWNERS OF THE COMPANY	$1,757,767	$(4,097,093)	$2,563,800	$1,930,894

NET INCOME PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY
Basic and diluted	$0.06	$0.04	$0.03	$0.05

WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	79,055,053	79,055,053	79,055,053	79,055,053

Pingtan Marine Enterprise, Ltd. August 9, 2019	Page 8

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN U.S. DOLLARS)

	June 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$3,173,279	$1,966,855
Accounts receivable, net of allowance for doubtful accounts	8,716,346	6,307,492
Due from related parties	28,286,500	-
Inventories, net of reserve for inventories	8,576,940	5,840,207
Prepaid expenses	4,641,386	644,824
Other receivables	4,340,682	698,450

Total Current Assets	57,735,133	15,457,828

OTHER ASSETS:
Cost method investment	3,054,679	3,059,797
Equity method investment	28,589,643	28,872,521
Right-of-use asset	784,411	-
Property, plant and equipment, net	271,426,858	199,571,425

Total Other Assets	303,855,591	231,503,743

Total Assets	$361,590,724	$246,961,571
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$56,640,127	$30,642,125
Accounts payable - related parties	382,936	3,244,843
Short-term bank loans	5,077,827	5,085,139
Long-term bank loans - current portion	22,182,786	8,487,295
Accrued liabilities and other payables	8,586,061	6,058,548
Lease liability	432,970	-
Due to related parties	10,677,834	19,555,277

Total Current Liabilities	103,980,541	73,073,227

OTHER LIABILITIES:
Lease liability	312,038	-
Long-term bank loans - non-current portion	102,840,851	22,329,234
Total Other Liabilities	103,152,889	22,329,234

Total Liabilities	$207,133,430	$95,402,461
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Equity attributable to owners of the company:
Ordinary shares ($0.001 par value; 225,000,000 shares authorized; 79,055,053 shares issued and outstanding at June 30, 2019 and December 31, 2018)	79,055	79,055
Additional paid-in capital	81,682,599	81,682,599
Retained earnings	52,284,874	49,593,069
Statutory reserve	14,760,112	14,760,112
Accumulated other comprehensive loss	(13,576,052)	(13,448,047)
Total equity attributable to owners of the company	135,230,588	132,666,788
Non-controlling interest	19,226,706	18,892,322

Total Shareholders’ Equity	154,457,294	151,559,110

Total Liabilities and Shareholders’ Equity	$361,590,724	$246,961,571

Pingtan Marine Enterprise, Ltd. August 9, 2019	Page 9

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN U.S. DOLLARS)

	For the Six Months Ended June 30,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,065,628	$4,319,947
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	5,071,259	4,762,731
Decrease in allowance for doubtful accounts	-	(40,412)
(Decrease) increase in reserve for inventories	(358,040)	59,293
Loss on equity method investment	381,843	61,115
Loss on disposal of fixed assets	-	2,178,750
Impairment loss of fishing vessels	2,475,442	-
Changes in operating assets and liabilities:
Accounts receivable	(2,452,909)	2,542,265
Inventories	(2,426,497)	(2,694,938)
Prepaid expenses	2,569	(763,537)
Other receivables	(375,533)	165,932
Other receivables - related party	(20,230)	-
Accounts payable	1,973,993	(1,260,101)
Accounts payable - related parties	(2,896,036)	(553,347)
Accrued liabilities and other payables	2,572,773	(1,013,530)
Accrued liabilities and other payables - related party	(1,290)	-
Due to related parties	1,221,527	4,075,326

NET CASH PROVIDED BY OPERATING ACTIVITIES	8,234,499	11,839,494

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(59,984,190)	(6,157,014)
Proceeds from government grants for fishing vessels construction	3,623,171	2,286,575
Deposit for purchase of land use right	(7,373,762)	-

NET CASH USED IN INVESTING ACTIVITIES	(63,734,781)	(3,870,439)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of short-term bank loans	-	(8,500,000)
Proceeds from long-term bank loans	100,283,152	-
Repayments of long-term bank loans	(4,719,207)	(3,060,696)
Due to related parties	(10,220,387)	2,991,809
Due from related parties	(28,678,209)	-
Payments made for dividend	-	(1,581,101)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	56,665,349	(10,149,988)

EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	41,357	(178,341)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,206,424	(2,359,274)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH - beginning of period	1,966,855	3,826,727

CASH, CASH EQUIVALENTS AND RESTRICTED - end of period	$3,173,279	$1,467,453

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$2,095,373	$423,528
Income taxes	$-	$-

RECONCILIATION TO AMOUNTS ON CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	3,173,279	1,467,453
TOTAL CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$3,173,279	$1,467,453
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of property and equipment by decreasing prepayment for long-term assets	$-	$11,873,429
Property and equipment acquired on credit as payable	$24,435,995	12,968,879